First tranche of $1,000,000 paid to United Arab Emirates headquartered company for acquisition

SAN FRANCISCO, CA / August 5th, 2022 / Quality Industrial Corp. (OTCQB: QIND), today announced that on August 3, 2022, they issued a two-year convertible promissory note in the principal amount of $1,100,000 to RB Capital Partners Inc. The note paid for the first tranche of an acquisition, whereby $1,000,000 was paid to a United Arab Emirates based company, pursuant to a binding Letter of Intent that was signed with them on the 30th of June 2022.

The note bears interest at 7% per annum and Quality Industrial Corp. (QIND) has the right to prepay the note at any time. All principal on the note is convertible into shares of QIND common stock at a conversion price equal to $1.00 per share.

Brett Rosen, managing partner of RB Capital commented, “We have been investors in ILUS for a while now and knew we wanted to get involved with QIND the second we heard about the deal.”

On the 30th of June, QIND signed a Binding Letter of Intent to acquire 51% of a United Arab Emirates headquartered manufacturing company. The agreed total valuation of the United Arab Emirates headquartered business is $300 million, and the transaction is structured as an acquisition of 51% of the issued and outstanding shares of the acquired company.

The note will not be or has not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Twitter: @ QualityIndCorp @ILUS_INTL

This Press Release does not constitute an offer of any securities for sale.

FORWARD-LOOKING STATEMENTS

This press release contains statements of a forward-looking nature about the Company. You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “future” or other similar expressions. The Company has based these forward-looking statements primarily on the Company’s current expectations and projections about future events and financial trends that the Company believes may affect Company’s financial condition, results of operations, business strategy, and financial needs. There is no assurance that the Company’s current expectations and projections are accurate. All forward-looking statements in this press release are based on the Company’s information on the date hereof. These statements involve known and unknown risks, uncertainties, and other factors that may cause the Company’s actual results to differ materially from those implied by the forward-looking statements. The Company operates in a rapidly evolving environment. New risk factors emerge from time to time. The Company does not undertake any obligation to update or revise the forward-looking statements except as required under applicable law. This press release does not constitute or form part of any offer or invitation to purchase, otherwise acquire, issue, subscribe for, sell, or otherwise dispose of any securities, nor any solicitation of any offer to purchase, otherwise acquire, issue, subscribe for, sell, or otherwise dispose of any securities of the Company. The release, publication, or distribution of this announcement in certain jurisdictions may be restricted by law and therefore persons in such jurisdictions into which this announcement is released, published, or distributed should inform themselves about and observe such restrictions.

CONTACT
Quality Industrial Corp.
315 Montgomery Street, San Francisco
CA 94104, USA
Phone: +1-800-706-0806
Email: info@qualityindustrialcorp.com

Investor site: https://qualityindustrialcorp.com

SOURCE: Quality Industrial Corp.